UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2007

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive P.O. Box 5625 Norcross, Georgia		30091-5625
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code, is (770) 441-2051

Not applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 1, 2007, Immucor, Inc. (the “Company”) and Edward L. Gallup, the former Chief Executive Officer and Chairman of the Board of Directors of the Company, entered into a Consulting Agreement (the “Agreement”) whereby Mr. Gallup will assist the Company as requested with maintaining relations with the shareholders of the Company and provide such other services as may be agreed to in writing by Mr. Gallup and the Company (the “Consulting Services”). The Agreement requires Mr. Gallup to be available to the Company on a part-time basis. The initial term of the Agreement is through February 29, 2008, and the Agreement will continue thereafter unless sooner terminated by death, for cause or at the election of Mr. Gallup or the Company upon 30 days prior written notice.  The Agreement provides for Mr. Gallup to be paid at the rate of $275,000 a year. Additionally, the Company will reimburse Mr. Gallup for all travel, entertainment and other reasonable and necessary expenses incurred by him in the performance of the Consulting Services, provided that all such expenses in excess of $5,000 will be agreed to in advance by the Company.

Under the Agreement, Mr. Gallup is an independent contractor. As such, the Agreement includes customary provisions for independent contractors. The Agreement also prohibits Mr. Gallup from disclosing confidential information and from competing with the Company, both during and for specified periods after the termination of the Agreement.

The foregoing summary of the Consulting Agreement between the Company and Mr. Gallup is qualified in its entirety by reference to the Consulting Agreement dated March 1, 2007 filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated herein by reference thereto.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

EXHIBIT NUMBER	DESCRIPTION
10.1	Consulting Agreement dated March 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUCOR, INC.

Date: March 6, 2007	By:	/s/ Patrick D. Waddy
Patrick D. Waddy
Chief Financial Officer and Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Consulting Agreement dated March 1, 2007